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                                                                  EXHIBIT 10.79


                                    CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT is made and entered into by and between AFC and Gerald Wilkins (" Consultant"). As used in this Agreement, "AFC" shall include AFC Enterprises, Inc., the AFC Foundation, Church's Chicken, Popeyes Chicken & Biscuits, Seattle Coffee Company, Seattle's Best Coffee, Torrefazione Italia, Cinnabon International, Inc., Cinnabon, Inc., and any and all related companies and/or subsidiaries and/or committees, and their respective present and former directors, officers, fiduciaries, employees, representatives, agents, successors and assigns, both in their representative and individual capacities.

                             BACKGROUND INFORMATION

         A.       Consultant is an employee of AFC Enterprises, Inc.

         B. Consultant is resigning as an employee and officer of AFC Enterprises, Inc., a member of the AFC Enterprises, Inc. Board of Directors, and officer of various subsidiaries of AFC Enterprises, Inc.

         C. Consultant has acquired and developed experience and knowledge concerning AFC which experience and knowledge AFC desires to have made available to it during the transition occurring as a result of Consultant's resignation.

                                   AGREEMENT

         NOW, THEREFORE, for and in consideration of the mutual covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt, adequacy, and sufficiency of which are acknowledged, the parties hereto agree as follows:

1. Employment. Consultant's employment and duties as an employee of AFC shall terminate effective April 28, 2003.

2. Term. Subject to the provisions hereinafter set forth, the term (the "Term") of this Agreement shall commence on the first business day following the expiration of the Revocation Period as outlined in the Release Agreement signed by Consultant and shall end August 29, 2003. This term cannot be extended except by the express agreement of both parties, in writing.

3. Duties. During the Term, Consultant shall perform such consulting services as may be requested from time to time by the CEO of AFC Enterprises, Inc., or his designee, at such times and locations as may be mutually agreed upon in good faith between Consultant and AFC. Consultant agrees to cooperate fully with AFC by answering questions or providing AFC with information known by Consultant and requested by AFC concerning the business and operations of AFC, including, without limitation, financial and accounting information. Consultant also agrees to cooperate fully with AFC in connection with actual or contemplated litigation brought by or asserted


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         against AFC. Such cooperation shall include, but not be limited to,
         (a) providing information and assistance to AFC and/or its counsel in connection with such litigation and (b) refusing to provide any information, documents, or assistance to the adverse parties or their counsel, agents, or representatives in such actual or contemplated litigation, except as may be required by law in response to a subpoena, court order, or other lawful process. Consultant agrees to provide AFC with prompt oral and, within three (3) days, follow-up written notice of any subpoena or other lawful process requesting testimony or documents from Consultant about AFC or Consultant's employment with AFC. Consultant's obligations under this Agreement are in addition to his obligations under Section 10.03 of the Employment Agreement dated as of December 8, 2000, as amended February 7, 2001, and August 31, 2001 (hereinafter collectively referred to as the "Employment Agreement"). The obligations and restrictions set forth in this paragraph shall survive the termination of this Agreement and shall remain in full force and effect.

4. Compensation. Total payment of $129,550.00 payable by AFC to Consultant in four (4) monthly installments as follows:

         a. First and second payments of $32,000.00 per month for months of May and June 2003, payable on the eighth day of the month, following the expiration of the Revocation Period as outlined in the Release Agreement signed by Consultant;

         b.       Third payment $32,775.00 payable on or about July 8, 2003;
                  and

         c. Fourth payment of $32,775.00 payable on or about August 8, 2003.

5. Expenses. AFC shall reimburse Consultant for reasonable out-of-pocket expenses actually incurred by Consultant and supported by satisfactory evidence of the expenditure with the prior written consent of the Chief Executive Officer of AFC.

6. Independent Contractor. Consultant acknowledges and agrees that he is an independent contractor and is not an employee or partner of or joint venturer with AFC. Consultant agrees that he is responsible for all federal, state and local tax liabilities and further agrees to indemnify and hold harmless AFC to the extent of any obligation imposed on AFC to pay any withholding taxes, social security, unemployment or disability insurance or similar items including any interest and penalties thereon, with respect to any payments made to Consultant hereunder.

7. Ownership of Property. All reports, plans, written proposals, and all other business information or products relating to AFC or the business developed, prepared or produced by Consultant in connection with the performance of Consultant's obligations hereunder shall be and remain after termination of this Agreement the exclusive property of AFC.

8. Confidential Information. Consultant agrees that in addition to his obligations under Section 10 of the Employment Agreement concerning information disclosed to Consultant during the course of his employment, AFC and Consultant recognize that, during the term of this Agreement, AFC will continue to disclose to Consultant Proprietary Information concerning AFC, which constitutes valuable assets of AFC. The parties further acknowledge that AFC has, and will, invested considerable amounts of time, effort and corporate resources in developing such valuable assets and


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         that disclosure by Consultant of such assets to the public shall cause irreparable harm, damage and loss to AFC. Accordingly, Consultant acknowledges and agrees:

                  (a) that the Proprietary Information is and shall remain the exclusive property of AFC;

                  (b) to use the Proprietary Information exclusively for the purpose of fulfilling the obligations under this Agreement;

                  (c) to return the Proprietary Information, and any copies thereof, in his possession or under his control, to AFC upon request of AFC, or termination of this Agreement; and

                  (d) to hold the Proprietary Information in confidence and not copy, publish or disclose to others or allow any other party to copy, publish or disclose to others in any form, any Proprietary Information without the prior written approval of an authorized representative of AFC, unless required by law.

         The obligations and restrictions set forth in this paragraph shall survive this Agreement and shall remain in full force and effect as follows:

                  (a)      as to Trade Secrets, indefinitely, and

                  (b)      as to Confidential Information, for a period of two
                           (2) years after the expiration or termination of this Agreement for any reason.

         The confidentiality, property, and proprietary rights protections available in this Agreement are in addition to, and not exclusive of, any and all other corporate rights, including those provided under copyright and trade secret and confidential information laws. The obligations set forth in this Paragraph shall not apply or shall terminate with respect to any particular portion of the Proprietary Information which (i) was in Consultant's possession, free of any obligation of confidence, prior to his receipt from AFC, (ii) Consultant establishes the Proprietary Information is already in the public domain at the time AFC communicates it to Consultant, or becomes available to the public through no breach of this Agreement by Consultant, or (iii) Consultant establishes that he received the Proprietary Information independently and in good faith from a third party lawfully in possession thereof and having no obligation to keep such information confidential.

         For purposes of this paragraph 10, the following terms shall have the following meanings:

                  "Confidential Information" means information which does not rise to the level of a Trade Secret, but is valuable to AFC and provided in confidence to Consultant.

                  "Proprietary Information" means, collectively, Trade Secrets and Confidential Information.


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                  "Restricted Period" means the period commencing as of the
         date hereof and ending on that date two years (2) year after the termination of this Agreement.

                  "Trade Secrets" means information which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

9. No Assignment. Consultant shall not assign, transfer or convey his rights nor delegate his responsibilities pursuant to this Agreement.

10. Notices. Notice to be given any party under this Agreement shall not be effective unless in writing and hand-delivered or mailed by certified or registered mail to the relevant party at the address stated below:

              In the case of Consultant:
                                    Gerald Wilkins
                                    2790 Carmon on Wesley
                                    Atlanta, GA 30327

              In the case of AFC:
                                    Frank Belatti, CEO
                                    AFC Enterprises, Inc.
                                    6 Concourse Parkway, Suite 1700
                                    Atlanta, GA  30328

              or at such other address as may from time to time be furnished to AFC by Consultant or by AFC to Consultant by notice as set forth above.

11. Binding Effect. This Agreement shall be binding on the parties hereto and on their respective heirs, administrators, executors, successors, and assigns.

12. Applicable Law. This Agreement and the rights and liabilities of the parties hereto shall be determined in accordance with the laws of the State of Georgia.

13.      Dispute Resolution.

         13.01 Agreement to Arbitrate. Consultant acknowledges and agrees that any controversy or claim arising out of or relating to this Consulting Agreement shall be settled by arbitration pursuant to the Federal Arbitration Act. This includes, but is not limited to, violations or alleged violations of any federal or state statute or common law (including, but not limited to, the laws of the United States or of any state, or the Constitution of the United States or of any state), or of any other law, statute, ordinance, and any other statute or common law. This provision shall not, however, preclude AFC from seeking equitable relief.

         13.02 Procedure. The arbitration shall be conducted in accordance with the Rules of the American Arbitration Association: a single arbitrator shall be selected under those


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         Rules, and the arbitration shall be initiated in Atlanta, Georgia, unless the parties agree in writing to a different location or the Arbitrator directs the arbitration to be held at a different location. Except for filing fees, all costs of the arbitrator shall be allocated by the arbitrator. The award rendered by the arbitrator shall be final and binding on the parties hereto and judgment thereon may be entered in any court having jurisdiction thereof. In addition, the arbitrator has sole discretion to permit discovery consistent with the Federal Rules of Civil Procedure and the judicial interpretation of those rules upon request by any party; provided, however, it is the intent of the parties that the arbitrator limit the time and scope of any such discovery to the greatest extent practicable and provide a decision as rapidly as possible given the circumstances of the claims to be determined. The arbitrator also shall have the power and authority to grant injunctive relief for any violation of this Consulting Agreement and the arbitrator's order granting such relief may be entered in any court of competent jurisdiction. The agreement to arbitrate any claim arising out of the consulting relationship or termination of the consulting relationship shall not apply to those claims which cannot be made subject to this provision by statute, regulation or common law.

         13.03 Rights of Parties. Nothing in this clause shall be construed to prevent AFC from asking a court of competent jurisdiction to enter appropriate equitable relief to enjoin any violation of this Consulting Agreement by Consultant. AFC shall have the right to seek such relief in connection with or apart from the parties' rights under this clause to arbitrate all disputes. With respect to disputes arising under this Consulting Agreement that are submitted to a court rather than an arbitrator, including actions to compel arbitration or for equitable relief in aid of arbitration, the parties agree that venue and jurisdiction are proper in any state or federal court lying within Atlanta, Georgia and specifically consent to the jurisdiction and venue of such court for the purpose of any proceedings contemplated by this paragraph.

14. Severability. In the event any part of this Agreement shall be found to be void, the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void part were deleted.

15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which together shall constitute but a single document.

16. Entire Agreement. This Agreement expresses the entire agreement of the parties with respect to the subject matter hereof, and all promises, representation, understandings, arrangements, and prior agreements are merged herein and made a part hereof as modified hereby. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom an enforcement of any waiver, change, modification, extension, or discharge is sought.


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17.      Opportunity to Review. Consultant represents and acknowledges that
         Consultant is hereby advised to consult with an attorney prior to execution of this Agreement, that Consultant has five business days after Consultant receives this Agreement from AFC to consider this Agreement,

         IN WITNESS WHEREOF, Consultant has hereunder set his hand and seal and AFC have caused this Consulting Agreement to be duly executed.


CONSULTANT:


/s/ Gerald Wilkins
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Date: May 27, 2003


AFC:


By: /s/ Frank J. Belatti
   --------------------------------
Title: CEO
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Date: May 27, 2003